Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2014

Dear Shareholders, Customers, and Fellow Team Employees,

I am proud to report that your Company had another prosperous year in 2014.  In addition to reporting net income of approximately $4.3 million ($1.27 basic earnings per share), your Company successfully completed the previously-announced acquisition of The Ohio State Bank.  This success is a direct result of the passion, competency and hard work of my fellow team members and the ongoing support of our Board of Directors.  Their efforts enabled your Company to remain profitable in the fourth quarter despite approximately $549,000 in acquisition-related costs.  The acquisition not only allowed your Company to grow, but it also provides the Company an opportunity to expand into Marion, Delaware and surrounding counties.

Our excitement is not due just to the opportunities that came with the added branch locations, but more importantly the addition of new team members who showed incredible resilience through the changes that came with joining the Union Bank family.  Despite the ever-increasing speed of change in our industry, the entire team’s commitment to our core values allowed us to continue making decisions for the long-term success of your Company.

I am also pleased to report that after review of your Company’s earnings, capital position, and risk profile, your Board of Directors declared a $.09 per share cash dividend that will be payable to shareholders on March 16, 2015. This cash dividend represents an 80% increase over the quarterly dividend paid in the fourth quarter of 2013.

Although uncertainty still remains in our markets, we continue to believe the driver of our success is, and will continue to be, our strong corporate values of respect for our shareholders, customers, colleagues, and communities. We greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended December 31, 2014	For the Year ended December 31, 2013
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 19,620	$ 19,854
Interest expense	2,668	3,250
Net interest income	16,952	16,604
Provision for loan losses	(430)	(833)
Net interest income after provision for loan losses	17,382	17,437
Non-interest income	4,387	4,468
Non-interest expenses	16,375	16,024
Income before income taxes	5,394	5,881
Provision for income taxes	1,083	1,240
Net income	$ 4,311	$ 4,641

Average common shares outstanding	3,406,194	3,446,662

PER COMMON SHARE
Net income	$ 1.27	$ 1.35
Book value	$20.12	$18.31
Tangible book value	$16.45	$15.78
Closing price	$14.45	$14.31

FINANCIAL RATIOS
Return on average assets	0.73%	0.83%
Return on average equity	6.65%	7.33%
Net interest margin	3.29%	3.38%
Efficiency ratio	73.73%	72.74%
Loans to deposits	63.87%	63.19%
Allowance for loan losses to loans	1.06%	1.36%

PERIOD END BALANCES
	As of December 31, 2014	As of December 31, 2013
Assets	$650,200	$556,235
Loans, gross	$360,937	$295,313
Deposits	$565,445	$468,000
Shareholders' equity	$ 67,772	$ 63,008

Common shares outstanding	3,367,735	3,442,051

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211